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                                                                     EXHIBIT 5.1

Rogers & Hardin
Attorneys At Law
A Limited Liability Partnership
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 522-4700
FACSIMILE: (404) 525-2224

                                October 7, 1998

WAXS INC.
945 E. Paces Ferry Road
Suite 2240
Atlanta, Georgia 30326

Gentlemen:

     We have acted as counsel to WAXS INC. (the "Company") in connection with the registration by the Company on Form S-4 (hereinafter referred to, together with any amendments thereto, as the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of up to 27,000,000 shares of common stock, $.01 par value per share, of the Company (the "Shares") issuable pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of February 24, 1998, as amended, to which the Company is a party (the "Merger Agreement").

     In connection with this opinion, we have examined such corporate records and documents and have made such examinations of law as we have deemed necessary. In rendering this opinion, we have relied, without investigation, upon various certificates of public officials and of officers and representatives of the Company. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.


     We are members of the Bar of, and are admitted to practice only in, the State of Georgia. Accordingly, except as to the General Corporation Law of the State of Delaware (the "DGCL") and Delaware case law, we express no opinion herein as to the laws of any jurisdiction other than the United States and the State of Georgia. Except as to the DGCL and Delaware case law, to the extent that any of the opinions contained herein requires consideration of the laws of a state other than the State of Georgia, we have assumed, with your permission, that the laws of such states are the same as the laws of the State of Georgia.


     Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Company has the corporate power and authority under the DGCL and its Certificate of Incorporation and By-Laws to issue the Shares, and the Shares, when issued against payment therefor or in exchange for securities pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to applications to the securities commissioners of the various states and other jurisdictions of the United States for registration or qualification of the Shares in such states and other jurisdictions. We further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                          Very truly yours,

                                          ROGERS & HARDIN